Exhibit 4.7

Series B Unit Form

RESTRICTED UNIT AGREEMENT

This RESTRICTED UNIT AGREEMENT (this “Agreement”) is executed and agreed to as of [•], 2017 (the “Effective Date”), by and among JPE Management Holdings LLC, a Delaware limited liability company (the “Company”), and [•] (the “Service Provider”).

Capitalized terms used in this Agreement but not defined in the body hereof are defined in Exhibit A.  Capitalized terms used in this Agreement but not defined have the meanings given to such terms in the LLC Agreement (as defined below).

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the Company dated as of [•], 2016 (as further amended, supplemented and restated from time to time, the “LLC Agreement”) authorizes the issuance by the Company of Units representing Interests in the Company designated as Series A Units or Series B Units; and

WHEREAS, the Company desires to issue to the Service Provider on the terms and conditions hereinafter set forth, and the Service Provider desires to accept on such terms and conditions, the series and number of Series B Units specified herein, in consideration for services provided by the Service Provider for the benefit of the Company.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Service Provider agree as follows:

1.                                      Issuance of Series B Units.  The Company hereby issues the following Units to the Service Provider on the Effective Date:

[•] Series B Units

The Series B Units issued by the Company to the Service Provider pursuant to this Agreement are referred to herein as the “Granted Series B Units.”

2.                                      Terms of Issuance of Series B Units.

(a)                                 The Service Provider agrees that no provision contained in this Agreement shall entitle the Service Provider to continue to perform services, directly or indirectly, for the Company or a Jagged Peak Employer (any such entity that from time to time is receiving services from the Service Provider, a “Service Recipient”) or affect in any way the right of any such entity to terminate such service relationship (the “Service Relationship”) at any time.

(b)                                 The Service Provider agrees that the Service Provider’s execution of this Agreement evidences the Service Provider’s intention to be bound by the terms of the LLC Agreement, in addition to the terms of this Agreement, and acknowledges and agrees that the Granted Series B Units are subject to all of the terms and restrictions applicable to Series B Units as set forth in the LLC Agreement and in this Agreement.  On or prior to the Effective Date, the Service Provider has executed a counterpart signature page to the LLC Agreement or to an Addendum Agreement thereto.

(c)                                  The Service Provider may, but is not required to, make an election (on or before 30 days following the Effective Date) under Section 83(b) of the Code in substantially the form attached hereto as Exhibit B with respect to the Granted Series B Units and to consult with the Service Provider’s tax advisor to determine the tax consequences of filing such an election under Section 83(b) of the Code.  The Service Provider acknowledges that it is the Service Provider’s sole responsibility, and not the responsibility of the Company, to file the election under Section 83(b) of the Code even if the Service Provider requests the Company or the managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) of the Company to assist in making such filing.  The Service Provider agrees to provide the Company, on or before the due date for filing such election, proof that such election has or will be filed timely.

3.                                      Unvested Series B Units.  The Granted Series B Units issued pursuant to this Agreement shall initially be Unvested Series B Units under the LLC Agreement, shall be subject to all of the restrictions on Unvested Series B Units (as well as on Series B Units, in general) under the LLC Agreement and shall carry only such rights as are conferred on Unvested Series B Units under the LLC Agreement.  Unvested Series B Units will become Vested Series B Units under the LLC Agreement when such Unvested Series B Units have become vested in accordance with the provisions of Sections 4, 5, 6 and 7 of this Agreement.

4.                                      Vesting of Granted Series B Units.  The Granted Series B Units will become vested in accordance with the vesting schedule set forth in the following table provided that the Service Provider remains continuously in the Service Relationship from the Effective Date through the vesting date set forth below:

Vesting Date	Portion of Granted Series B Units that become Vested
[•]	[•]

100%

5.                                      Vested Series B Units.  Upon becoming vested in accordance with Section 4 above, the Unvested Series B Units shall become Vested Series B Units and shall no longer be subject to the restrictions on Unvested Series B Units (but shall remain subject to the restrictions on the Series B Units, in general) under the LLC Agreement.

6.                                      Vesting of Granted Series B Units upon Certain Events.  [•] (1)

7.                                      Additional Vesting Events and Forfeitures.

(a)                                 Termination.  If the Service Relationship is terminated for any reason, all Unvested Series B Units issued pursuant hereto will automatically be forfeited to the Company for zero consideration along with all rights arising from such Unvested Series B Units and from being a holder thereof, or any combination thereof, in each case effective as of such termination.(2)

(b)                                 Forfeiture Automatic. The forfeitures of Series B Units subject to the terms and conditions of this Section 7 shall occur immediately and without further action of the Company, the Service Provider or any other Person upon the event giving rise to such forfeitures (the date of such event being the “Trigger Date”).

8.                                      Representations and Warranties of the Service Provider and the Company.

(a)                                 The Service Provider represents and warrants to the Company as follows:

(i)                                     that this Agreement constitutes the legal, valid and binding obligation of the Service Provider, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Service Provider does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Service Provider is a party or any judgment, order or decree to which the Service Provider is subject; and

(ii)                                  that the Service Provider believes that the Service Provider has received all the information the Service Provider considers necessary in connection with his execution of this Agreement, that the Service Provider has had an opportunity to ask questions and receive answers from the Company and the Service Provider’s independent counsel regarding the terms, conditions and limitations set forth in this Agreement and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Service Provider or to which the Service Provider had access.

(b)                                 The Company represents and warrants to the Service Provider that this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.

(1)  NTD: Specific vesting terms to be revised depending on the desired terms and conditions of the award.

(2)  NTD: Individual awards may provide for vesting on particular termination events.

9.                                      General Provisions.

(a)                                 Notices.  For purposes of this Agreement, all notices provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

If to the Company, to:

with copies (which shall not constitute notice) to:

If to the Service Provider, to:

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the second Business Day after the date of deposit with the delivery service.

(b)                                 Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION.  The parties expressly acknowledge and agree that Delaware has a substantial relationship to the parties and the transaction reflected herein.  The parties further acknowledge and agree that there is a reasonable basis for this choice of Delaware law, as Delaware law is well known to the parties and well-developed with respect to the subject matters of this Agreement.  The parties further acknowledge and agree that the designation of Delaware law and the interpretation and application of this Agreement consistent with principles of Delaware law assures uniformity, certainty and predictability in the application of the LLC Agreement through which the Units are hereby granted.

(c)                                  Amendment and Waiver.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Service Provider, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(d)                                 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)                                  Entire Agreement.  This Agreement and the LLC Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(f)                                   Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

(g)                                  Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by and against the Service Provider, the Company and their respective successors, assigns, heirs, representatives and estates, as the case may be (including subsequent holders of Series B Units held by the Service Provider); provided that rights and obligations of the Service Provider under this Agreement shall not be assignable except in connection with a transfer of Series B Units held by the Service Provider permitted under the LLC Agreement.  Notwithstanding anything else in this Agreement or in the LLC Agreement, (i) each of the Series B Units held by the Service Provider shall remain subject to the terms of the LLC Agreement and this Agreement, regardless of who holds or has rights relating to such Units and (ii) the effect that the Service Relationship or events related to such Service Relationship have on the rights of and restrictions on Series B Units, including vesting, and the rights of the Company with regard to the Granted Series B Units under this Agreement, shall not be altered by any transfer or purported transfer of any Series B Units or rights relating thereto.  For the avoidance of doubt, each Permitted Transferee of the Service Provider who acquires Series B Units from the Service Provider pursuant to the LLC Agreement shall be subject to the provisions of this Agreement with respect to such Series B Units as if such Permitted Transferee or Permitted Transferees were a party or parties to this Agreement.

(h)                                 Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and the estate, legal representative or guardian of any individual party hereto, any rights or remedies under or by reason of this Agreement.

(i)                                     Headings; References; Interpretation.  In this Agreement, unless a clear contrary intention appears:  (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (iii) the word “or” is inclusive; (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits attached hereto, and not to any particular subdivision unless expressly so limited; (v) references to Articles and Sections refer to Articles and Sections of this Agreement; (vi) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (vii) references to Exhibits are to the items identified separately in writing by the parties hereto as the described Exhibits attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (viii) all references to money refer to the lawful currency of the United States; and (ix) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.  The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

(j)                                    Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.

(k)                                 Arbitration.

(i)                                     Subject to Section 9(k)(ii), any dispute, controversy or claim between Service Provider and the Company arising out of or relating to this Agreement will be finally settled by arbitration in Dallas, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Arbitration Rules.  The arbitration award shall be final and binding on both parties.  Any arbitration conducted under this Section 9(k) shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA.  The Arbitrator shall expeditiously hear and decide all matters concerning the dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (A) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (B) grant injunctive relief and enforce specific performance.  The decision of the Arbitrator shall be reasoned, rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.  The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs.

(ii)                                  Notwithstanding Section 9(k)(i), either party may make a timely application for emergency or temporary injunctive relief, and shall have the power to maintain the status quo pending the arbitration of any dispute under this Section 9(k), and this Section 9(k) shall not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration;

provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 9(k).

(iii)                               By entering into this Agreement and entering into the arbitration provisions of this Section 9(k), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iv)                              Nothing in this Section 9(k) shall prohibit a party to this Agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

(l)                                     WAIVER OF CERTAIN DAMAGE CLAIMS.  NOTWITHSTANDING ANYTHING IN ANY DOCUMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED UNDER THE LLC AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND EACH PARTY RELEASES THE OTHER PARTY FROM LIABILITY FOR ANY SUCH DAMAGES.

(m)                             Spouses.

(i)                                     The Service Provider’s spouse shall be required to execute a spousal consent in substantially the form attached as Exhibit C to the LLC Agreement (the “Spousal Consent”) to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement and the LLC Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in the Series B Units held by the Service Provider.  If the spouse of the Service Provider fails to execute the Spousal Consent, until such time as the Spousal Consent is duly executed, the Service Provider’s economic rights associated with his or her Series B Units will be suspended and not subject to recovery.

(ii)                                  In the event of a property settlement or separation agreement between the Service Provider and his spouse, the Service Provider will use his best efforts to assign to his spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Service Provider was entitled, with respect to the Service Provider’s Series B Units to the extent assigned to the Service Provider’s spouse.

(iii)                               If a spouse or former spouse of the Service Provider acquires all or a portion of the Series B Units held by the Service Provider as a result of any property settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which will be coupled with an interest) to the Service Provider to give or withhold such approval as the Service Provider will himself or herself approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney will not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney. Furthermore, such spouse or former spouse agrees that the Company will have the option at any time to purchase all, but not less than all, of such Series B Units at Fair Market Value determined by the Board as of the date the Company elects to so purchase such Units.

10.                               Payment of Taxes.  The Company or a Service Recipient may require you to pay to the Service Recipient an amount the Service Recipient deems necessary or appropriate to satisfy its current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of grant, vesting or settlement of the Series B Units.  Except as otherwise determined by the board of directors or compensation committee of the Service Recipient, with respect to any tax withholding, you may (a) direct the Company or the Service Recipient to withhold from the shares of Common Stock to be issued to you under the LLC Agreement the number of shares necessary to satisfy the Service Recipient’s obligation to withhold taxes, which determination will be based on the shares’ fair market value, as determined by the Service Recipient, at the time such determination is made; (b) deliver to the Service Recipient shares of Common Stock sufficient to satisfy the Service Recipient’s tax withholding obligations, based on the shares’ fair market value, as determined by the Service Recipient, at the time such determination is made; (c) deliver cash to the Service Recipient sufficient to satisfy its tax withholding obligations; or (d) satisfy such tax withholding through any combination of (a), (b) and (c).  If you desire to elect to use the stock withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company or the Service Recipient prescribes. If such tax obligations are satisfied under subparagraph (a) or (b), the maximum number of shares of Common Stock that may be so withheld or surrendered shall be the number of shares of Common Stock that have an aggregate fair market value, as determined by the Service Recipient, on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to this Agreement. The Company or the Service Recipient, in their discretion, may deny your request to satisfy tax withholding obligations using a method described under subparagraph (a), (b), or (d).  In the event the Service Recipient determines that the aggregate fair market value of the shares of Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Service Recipient, in cash, the amount of that deficiency immediately upon the Service Recipient’s request.

11.                               Section 409A of the Code.  The parties intend for the transfer of the Granted Series B Units pursuant to this Agreement to be exempt from Section 409A of the Code.  Accordingly, this Agreement and the issuance of the Granted Series B Units shall be construed and interpreted in accordance with such intent and any action required by either of the parties pursuant to this Agreement will be provided in such a manner that the Granted Series B Units shall not become subject to the provisions of Section 409A of the Code, including any IRS guidance promulgated with respect to Section 409A; provided, however, that in no event shall any such action to comply with Section 409A reduce the aggregate amount of the benefit provided or payable to the Service Provider hereunder unless expressly agreed in writing by the Service Provider.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPE MANAGEMENT HOLDINGS LLC

By:
Name:
Title:

SERVICE PROVIDER

[ ]

SIGNATURE PAGE TO

RESTRICTED UNIT AGREEMENT

EXHIBIT B

Election to Include in
Taxable Income in Year of Transfer Pursuant
to Section 83(b) of the Internal Revenue Code

The undersigned has received an award of restricted membership units in a Delaware limited liability company that is being treated as a partnership for federal income tax purposes and hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.                                      The name, address and taxpayer identification number of the undersigned (the “Taxpayer”) are:

Name:                                    [               ]

Address:                         [               ]

[               ]

Taxpayer Identification Number:                       .

2.                                      Description of the property with respect to which the election is being made (the “Property”):

[               ] Series B Units in JPE Management Holdings LLC, a Delaware limited liability company.

3.                                      The date on which the Property was transferred is [       ], [    ] (the “Effective Date”).

The taxable year to which this election relates is calendar year [    ].

4.                                      Nature of the restrictions to which the Property is subject:

The Series B Units issued to the Taxpayer are subject to various transfer restrictions and are subject to forfeiture under certain circumstances.

5.                                      The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of the Property is $[    ].

6.                                      The amount paid by the Taxpayer for the Property is $0.00.

7.                                      A copy of this statement has been furnished to the person for whom services are performed, as provided in Treasury Regulation Section 1.83-2(d).

Date: [ ],[ ]

[ ]

This statement must be filed with the Internal Revenue Service Center with which you filed your last U.S. federal income tax return within 30 days after the grant date of the Series B Units.  This filing should be made by registered or certified mail, return receipt requested.  You are also required to deliver a copy of this statement to the Company.  You should also retain a copy of this statement for your records.

Exhibit B-1